Exhibit 99.1
FOR IMMEDIATE RELEASE:
Builders FirstSource Announces Completion of Rights Offering for Common Stock and
Debt Exchange for Second Priority Senior Secured Floating Rate Notes due 2012
January 22, 2010 (Dallas, TX): Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today announced the completion of its common stock rights offering and debt exchange for its outstanding Second Priority Senior Secured Floating Rate Notes due 2012 (the “2012 notes”).
Floyd Sherman, the Company’s Chief Executive Officer, said “We are very pleased with the results of our rights offering and debt exchange. 88% of the shares made available in the rights offering were subscribed for, demonstrating our shareholders’ commitment to the future of our Company. Not only did these transactions provide us with substantial additional cash to fund operations, but they enabled us to reduce our debt by $130 million and extend the maturity of most of our remaining debt until 2016. Our cash position upon closing, net of estimated transaction costs, is approximately $142 million. This cash position excludes a tax refund of $32-34 million that we expect to receive in the second quarter of 2010. I believe these transactions give us one of the strongest balance sheets in the industry and will be viewed very favorably by our customers, suppliers and employees.”
The Company raised $180.1 million of new equity capital in the rights offering, which provided stockholders the opportunity to purchase common stock at a price of $3.50 per share. The Company will use $75 million of the proceeds from the rights offering for general corporate purposes and to pay the expenses of the rights offering and the debt exchange. The remaining $105.1 million of proceeds was used to repurchase a portion of the 2012 notes in the debt exchange.
In the debt exchange, holders of the 2012 notes exchanged, at par, $269.8 million aggregate principal amount of 2012 notes for (i) $139.7 million aggregate principal amount of new notes with an interest rate of LIBOR (subject to a 3.0% floor) plus 1000 basis points that will mature in 2016 (the “2016 notes”), (ii) $105.1 million in cash from the proceeds of the rights offering, and (iii) 7,112,244 shares of the Company’s common stock. As a result of the debt exchange, the Company reduced its indebtedness by $130.0 million and extended the maturity of $139.7 million of indebtedness until 2016.
Upon closing of the rights offering and debt exchange, the Company’s funded debt was $165.0 million, of which $20.0 million consisted of outstanding borrowings under our senior secured revolving credit facility, $139.7 million was indebtedness under our 2016 notes, and $5.3 million was indebtedness under our remaining 2012 notes. The Company currently has 94,918,918 shares of common stock outstanding.
JLL Partners Fund V, L.P. (“JLL”) and Warburg Pincus Private Equity IX, L.P. (Warburg Pincus”), which beneficially owned approximately 24.6% and 24.9%, respectively, of the Company’s common stock prior to the transactions, collectively invested $90 million in the Company by each indirectly purchasing 12,857,143 shares of common stock in the rights offering. In addition, JLL and Warburg each indirectly acquired 2,534,889.5 shares of common stock as part of the consideration for their tender of 2012 notes in the debt exchange. As a result, JLL and Warburg now beneficially own approximately 25.6% and 25.8% of the Company’s outstanding common stock, respectively. Evercore Partners acted as financial advisor to JLL and Warburg Pincus in connection with the rights offering and debt exchange.
Mr. Sherman further commented, “We really appreciate the continued support of JLL and Warburg Pincus, their substantial investment in the future of our Company and their demonstrated faith in our management team.”
Paul Levy, the Company’s Chairman of the Board, said “We believe the Company’s management team has done an excellent job in managing through the current industry conditions. We expect that the Company will emerge from this downturn as an aggressive, well-capitalized competitor able to take full advantage of improved market conditions.”
About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 9 states, principally in the southern and eastern United States, and has 55 distribution centers and 51 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the Company’s web site at www.bldr.com.
Cautionary Notice
Statements in this news release which are not purely historical facts or which necessarily depend upon future events, including statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource on the date this release was submitted. Builders FirstSource undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
Contact:
M. Chad Crow
Senior Vice President and Chief Financial Officer
Builders FirstSource, Inc.
(214) 880-3585